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                                                                  Exhibit 2.3(b)


                              SECOND AMENDMENT TO

                           STOCK PURCHASE AGREEMENT


     This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of June 15, 1999 is entered into by and between Lattice Semiconductor Corporation, a Delaware corporation ("Buyer"), and Advanced Micro Devices, Inc., a Delaware corporation ("Seller"). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to them in the Stock Purchase Agreement, dated as of April 21, 1999, by and between Buyer and Seller, as amended by the First Amendment to Stock Purchase Agreement dated as of June 7, 1999 (as amended, the "Stock Purchase Agreement").

                                    RECITALS

     A. Seller and Buyer entered into the Stock Purchase Agreement, whereby Seller has agreed to sell, and Buyer has agreed to purchase, all of the issued and outstanding capital stock of Vantis Corporation ("Vantis").

     B. Seller and Buyer desire to amend certain terms of the Stock Purchase Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   AMENDMENTS

          a. The fifth sentence of Section 1.2 of the Stock Purchase Agreement, describing the calculation of the Company Per Share Value, is hereby amended and restated as follows:

               "The Company Per Share Value shall equal the quotient determined by dividing the Estimated Purchase Price (as defined in Section 1.4) by the fully diluted number of shares of Company common stock outstanding immediately prior to the close of this transaction (reflecting all shares subject to Company Options (but excluding any shares subject to Company Options granted after April 21, 1999)), without applying the treasury method."

          b. The final sentence of Section 1.2 of the Stock Purchase Agreement is hereby amended and restated as follows:

               "As soon as reasonably practicable, but in no event more than 90 days after the Closing Date, Buyer will issue to each person who immediately prior to the Closing Date was a holder of Company Options a document evidencing the foregoing assumption of such option by Buyer."

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          c.   Section 1.3 of the Stock Purchase Agreement is hereby amended by deleting Section 1.3 in its entirety and replacing it with the following:

               "The Closing. The Closing shall take place at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050 on June 15, 1999, or as soon as practicable after all conditions specified in Articles VI, VII and VIII have been satisfied or waived in accordance with this Agreement, but not later than the fifth business day following the date that all conditions specified in Articles VI, VII and VIII have been satisfied or waived in accordance with this Agreement, or at such other place or on such other date as Seller and Buyer may mutually agree."

          d. The heading of Section 5.2 of the Stock Purchase Agreement is hereby amended to read "No Rights to Seller Intellectual Property and Limited Trademark License."

          e. Section 5.2 of the Stock Purchase Agreement is hereby amended to insert an "(a)" immediately prior to the text thereof

          f. Section 5.2 of the Stock Purchase Agreement is hereby amended to add new Section 5.2(b) as follows:

               "(b) Seller hereby grants to Company and Buyer, for the period beginning on the Closing Date and ending on the last day of the fifteenth month following the Closing Date, a worldwide, non-exclusive, non-transferable license under the Transition Trademarks (as defined below) to use such trademarks in connection with documentation, collateral materials, packaging and sale of Transition Products (as defined below) in substantially the same manner that such trademarks were used by the Seller or Company prior to the Closing; provided, however, that no Transition Trademark shall be used in public advertising of any product, service or entity. Company shall maintain the quality of the goods with which such trademarks are used at the level maintained by Company or Seller prior to Closing. Without limiting the foregoing, neither Buyer nor Company shall use the Transition Trademarks in a manner that detracts from the goodwill associated with the use of such trademarks or in a manner contrary to the reasonable instructions of Seller. All goodwill associated with the use of such Transition Trademarks shall inure to the benefit of Seller. Buyer and Company agree to use commercially reasonable efforts to obtain or to effect customer qualifications of the Transition Products to remove the Transition Trademarks. For the purposes of this Section 5.2(b),
               (A) "Transition Products" means all products sold, offered for sale, or provided by Company prior to the

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               Closing including all such products in the Company's inventory as of the Closing Date, and (B) "Transition Trademarks" means all trademarks, logos, graphics, and trade dress of Seller used by Company prior to the Closing Date in connection with the marketing, sale, promotion and packaging of the Transition Products, other than those which are transferred to Company.
               Buyer shall indemnify and hold harmless Seller against any Loss arising out of any warranty or product liability claims asserted against Seller with respect to Transition Products sold by Company or Buyer after the Closing Date resulting from Buyers or Company's use of the Transition Marks, except to the extent that such claim arises from a breach by Seller or Company of any representation or warranty hereunder. The indemnity provided in this Section 5.2 shall be subject to Sections 10.3 and 10.4 of this Agreement but not the other provisions of Article X."

          g. Section 5.8 of the Stock Purchase Agreement is hereby amended by adding a new sentence at the end of such Section, which shall read as follows:

               "Notwithstanding any provision of this Agreement to the contrary, the lease identified as Item 1 to Schedule 5.8 (re "Premises at 985/995 Stewart Drive, Sunnyvale, California") shall be assigned immediately following the Closing Date pursuant to the Lease Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.8(a)."

          h. Section 5.14 of the Stock Purchase Agreement is hereby amended by deleting clause (a) of Section 5.14 and replacing it with the following:

               "(a) Seller shall continue to use its best efforts to obtain such Approval from and after the Closing, subject (in the case of software licenses) to the Limit, as set forth in Section 5.16(c)."

          i. Section 5.16 of the Stock Purchase Agreement is hereby amended by deleting Section 5.16(a) in its entirety and replacing it with the following:

               "(a) This Section 5.16 does not apply to Intellectual Property or trade secrets, except that this Section 5.16 does apply to the Intellectual Property of the type described in clause (i)(B) or
               (i)(C) of Section 2.8(b) (the "Applicable Intellectual Property") identified on the Schedule to clause (i) of Section 2.8(b) and the Applicable Intellectual Property referred to in the board resolutions identified in Section 5.16(b)(i) (or the attachments thereto) and the unregistered trademarks listed on the Schedule to clause (i) of Section 2.8(b).

          j. Section 5.16 of the Stock Purchase Agreement is hereby amended by deleting Section 5.16(c) in its entirety and replacing it with the following:

               "(c) To the extent any Other Business Assets have not been assigned and transferred prior to Closing, Seller shall take such additionally

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               commercially reasonable actions after the Closing to effect such assignments and transfers as are reasonably requested by Buyer (or, in the case of any third party software licenses, replace such license); provided, however, that with respect to the transfer and assignment of any third party software licenses contemplated by this Section 5.16 or Section 5.14(a), or otherwise necessary or used to conduct the Business (unless only necessary or used to conduct the bi-polar programmable logic device business) as conducted prior to the Closing (but without reliance on the rights of Seller or any of its Affiliates, other than the Company) (collectively, "Third Party Licenses"), Seller shall use commercially reasonable actions after the Closing to effect such assignments and transfers (or replace the licenses with substantially similar licenses). Buyer may make arrangements for the transfer or assignment of Third Party Licenses (or the replacement thereof with substantially similar licenses) and Seller shall reimburse Buyer any sums paid to third party licensors for such transfers, assignments and replacements; provided that this sentence shall not apply to the EDA Software licenses from Cadence Design Systems, Inc. (the "Cadence Licenses"). Notwithstanding the foregoing, Seller shall not be obligated to pay to third party licensors and/or reimburse Buyer amounts (other than amounts in respect of the Cadence Licenses) in excess of $800,000 in the aggregate for all such assignments, transfers, replacements or reimbursements (the "Limit"). In addition, Seller's obligations to expend sums for the assignment, transfer or replacement of Third Party Licenses shall terminate on the first anniversary of the Closing Date. Payments made by Seller to licensors for the assignment, transfer or replacement of Third Party Licenses, which are subject to the Limit, shall not be made without the consent of Buyer, which consent shall not be unreasonably withheld."

          k. Section 5.16(d) of the Stock Purchase Agreement is hereby amended by deleting Section 5.16(d) in its entirety and replacing it with the following:

               "(d) Subject to the limitations set forth in Section 5.16(c), the assignments and transfers pursuant to this Section 5.16 shall be at no cost to Buyer, Company or their respective subsidiaries and Affiliates; provided, however, that the transfer by Seller and purchase by Company of certain leasehold improvements at Stewart Drive, Sunnyvale, California at or prior to the Closing shall take place for $3,768,000."

          l. Section 5.16 of the Stock Purchase Agreement is hereby amended by adding a new Section 5.16(e) immediately after Section 15.16(d), which shall read in its entirety as follows:

               "(e) Seller will execute or cause its controlled Affiliates to execute, if applicable, all such further assignments and other documents as are reasonably requested by Buyer to give effect to, record and evidence any assignments and transfers required to be made pursuant hereto or

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               Section 5.15 at no cost to Buyer, Company or their respective subsidiaries and Affiliates."

          m. Section 13.2 of the Stock Purchase Agreement is hereby amended by deleting the penultimate sentence of the definition of "Agreed Accounting Principles" and inserting in lieu thereof the following:

               "Except for the purchase of certain leasehold improvements contemplated by the proviso of Section 5.16(d), which shall be valued at $3,768,000, assets contributed to Company or any Subsidiary by Seller or any of its controlled Affiliates after the date hereof will be valued at zero."

          n. Section 13.2 of the Stock Purchase Agreement is hereby amended by deleting the first sentence of the definition of "Business" which reads "`Business' means the business of Company and the Subsidiaries taken as a whole, and shall be deemed to include the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, revenues and liabilities" and replacing it with the following:

               "'Business' means the business of Company and the Subsidiaries taken as a whole (including the bi-polar programmable logic device business of Seller, whether or not previously included in the business of the Company and the Subsidiaries), and shall be deemed to include the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, revenues and liabilities."

          o. Section 1.4 of the Stock Purchase Agreement is hereby amended by deleting the second sentence of such Section which reads "Not later than five business days prior to the Closing Date, Seller shall deliver to Buyer a written notice setting forth Seller's good faith estimate (applying the Agreed Accounting Principles) as of the Closing Date of the Closing Equity Adjustment Amount (the "Estimated Closing Equity Adjustment Amount") and, based thereon, Seller's calculation of the Estimated Purchase Price, which shall be binding on Buyer and Seller as the Estimated Purchase Price hereunder absent manifest error" and replacing it with the following:

               "Not later than five business days prior to the Closing Date, Seller shall deliver to Buyer a written notice setting forth Seller's good faith estimate (applying the Agreed Accounting Principles), which estimate shall be based upon a balance sheet prepared as of a date no earlier than five days prior to the Closing Date, of the Closing Equity Adjustment Amount (the "Estimated Closing Equity Adjustment Amount") and, based thereon, Seller's calculation of the Estimated Purchase Price, which shall be binding on Buyer and Seller as the Estimated Purchase Price hereunder absent manifest error."

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     2.   Miscellaneous

          a. Stock Purchase Agreement Otherwise Not Affected. Except as expressly amended pursuant hereto, the Stock Purchase Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

          b. Amendment and Waivers. This Amendment may be amended only by an agreement in writing executed on behalf of both Buyer and Seller. No waiver of any provision nor consent to any exception to the terms of the Amendment shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          c. Integration. This Amendment constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

          d. No Assignment. Neither this Amendment nor any rights or obligations under it are assignable, except that Buyer may assign its rights, but not its obligations, hereunder to any wholly owned subsidiary of Buyer. Subject to the foregoing sentence, this Amendment is binding upon and inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

          e. Counterparts. This Amendment and any amendment hereto or any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other party.

          f. Severability. If any provision of this Amendment is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Amendment shall remain in full force and effect provided that the essential terms and conditions of this Amendment for both parties remain valid, binding and enforceable. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          g. Parties in Interest. Except as set forth in Article 10 of the Stock Purchase Agreement with respect to Indemnified Parties, nothing in this Amendment, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Amendment.

          h. Governing Law. This Amendment, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

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          In Witness Whereof, each of Buyer and Seller has caused this Amendment to be executed by its duly authorized representation as of the date first above written.

                         BUYER:

                         LATTICE SEMICONDUCTOR CORPORATION,
                         a Delaware corporation


                         By:      /s/ Steven A. Laub
                                ----------------------------------
                         Name:   Steven A. Laub
                         Title:  Chief Operating Officer



                         SELLER:

                         ADVANCED MICRO DEVICES, INC.,
                         a Delaware corporation


                         By:      /s/ Thomas M. McCoy
                                ----------------------------------
                         Name:   Thomas M. McCoy, Esq.
                         Title: Senior Vice President, General Counsel and Secretary

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